As field with the Securities and Exchange Commission on January 23, 1997



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Colorado Double Tax-Exempt Bond Fund, Inc.


Address of Principal Business Office (No. & Street, City, State, Zip Code):

 600 17th Street, 2610 S. Tower, Denver, Colorado 80202

Telephone Number (including area code): (303) 623-7500

Name and address of agent for service of process:   Calvin F. Isaak

 600 17th Street, 2610 S. Tower, Denver, Colorado 80202

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [ X ] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Denver and state of Colorado on the 22nd day of January, 1997.

[SEAL]                                         COLORADO DOUBLE TAX-EXEMPT
                                               BOND FUND, INC.


                                               By:/s/Calvin F. Isaak
                                               ---------------------
                                               Calvin F. Isaak, President

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